EXHIBIT 99.2

           BIGSTRING CORPORATION ANNOUNCES FORMATION OF ADVISORY BOARD
    To Advise Company on Operational Matters, Marketing Efforts and Business
                                  Opportunities

         RED BANK, N.J., December 19 -- BigString Corporation (OTCBB:BSGC) today announced the formation of an Advisory Board to advise the company on operational matters, such as the implementation and operation of BigString 2.0, DailyLOL.com and FindItAll.com, the company's marketing efforts, and future business opportunities.

         The first two members of the BigString Corporation Advisory Board are Sidney Braginsky, former President and COO of Olympus America Inc. (OAI), Melville, NY; and J. Frederic Kerrest, Director Business Development & Alliances of Salesforce.com, Inc., San Francisco, CA.

         "We are fortunate to have available to us the knowledge and business experience of Mr. Braginsky and Mr. Kerrest and are confident their presence on the Advisory Board will bring fresh insight into our developing operations and related marketing efforts as we continue to develop and improve our email services and offer new products such as the recently acquired DailyLOL.com, a viral video website that provides humorous videos, and FindItAll.com, a video and photo search engine," commented Darin Myman, President and CEO of BigString Corporation.

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming that can be controlled by the Internet audience.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@aol.com